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                                                                     EXHIBIT 5.1

                       [Letterhead of Baker Botts L.L.P.]

                                                                    May 17, 2001


AMR Corporation
Attention: Charles D. MarLett, Esq.
PO Box 619616
M/D 5675-HDQ
D/FW Airport, Texas  75261-9616

Dear Mr. MarLett:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by AMR Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are passing upon the qualification of $uper $aver, A 401(k) Capital Accumulation Plan for Employees of Participating AMR Corporation Subsidiaries (the "Plan") under section 401(a) of the Internal Revenue Code, as amended (the "Code") and the exempt status of the trust fund maintained pursuant to the Plan under section 501(a) of the Code. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement. In our capacity as your counsel for purposes of rendering this opinion, we have examined the Plan and all amendments thereto, and such additional materials relevant to the Plan as we have deemed appropriate, including determination letters and compliance Statements issued by the Internal Revenue Service in connection with the qualification of the Plan and the exempt status of the Trust Fund maintained pursuant to the Plan.

         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, and that all documents submitted to us as copies are true and correct copies of the originals thereof, and that all information submitted to us was accurate and complete.

         Amendments to the Plan have been prepared in order to cause the Plan to comply with legislation enacted subsequently to the submission of the latest request for a determination letter to the Internal Revenue Service, and legislation enacted prior to the that date but not effective as of the date of the latest Internal Revenue Service determination letter. The amendments have not yet been executed. Additionally, in connection with the acquisition of certain assets of Trans World Airlines, Inc. by American Airlines, Inc., certain other amendments to the Plan have been prepared but have not yet been executed. The opinion rendered below assumes that such amendments will be executed in the form in which they exist as of the date hereof, and that the Plan, as so amended, will be the subject of a submission to the Internal Revenue Service, requesting a determination letter as to the qualification of the Plan, as so amended, on or before December 31, 2001. For purposes of rendering the opinion below, we are also assuming that, in connection with such request for a determination letter, the Company will execute such additional amendments as shall be required by the Internal Revenue Service in order to maintain continued qualification of the Plan.

         Subject to the foregoing, we are of the opinion that the Plan is qualified under section 401(a) of the Code and that the Trust Fund maintained in connection with the Plan is exempt from taxation under section 501(a) of the Code.

         This opinion is also subject to the assumption that the Plan as operated complies with section 401(a) of the Internal Revenue Code. We do not opine as to the qualification of the Plan in operation, but note that the Plan is required to be operated in accordance with its terms by the express provisons of the Plan, the Code, and under the Employee Retirement Income Security Act of 1974, as amended. While we do not opine as to the qualification of the Plan in operation, we note that this Firm regularly serves as counsel to the Company in connection with the Plan, and can advise you that nothing has come to our attention that would suggest that the Plan, in operation, is not in compliance with section 401(a) of the Code.

                                      5.1-1

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         We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons who consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                  __________________                 Very truly yours,

                                                     /s/ BAKER BOTTS L.L.P.




















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